Core-Mark Appoints New Board Member

South San Francisco, California - June 30, 2016 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced today that it has appointed Laura Flanagan to its Board of Directors. Ms. Flanagan will serve as an independent director under the Board's appointment for a term that expires on the date of Core-Mark's 2017 annual meeting of stockholders. The size of Core-Mark's Board was increased from eight to nine members in connection with this new appointment.

“We are very pleased to have Laura join our board,” said Randolph I. Thornton, Chairman of the Board of Core-Mark. “She brings twenty years of experience as a marketing and consumer products executive where she developed game-changing growth strategies, drove cost and margin improvements and implemented successful and innovative marketing programs.”

Flanagan, 48, was the President of the Snacks Division of ConAgra Foods, Inc., a packaged foods company headquartered in Omaha, Nebraska from 2011 until 2014, and served as President of ConAgra’s Convenient Meals Division from 2008 until 2011. Prior to joining ConAgra in 2008, Ms. Flanagan was Vice President and Chief Marketing Officer for Tropicana® Shelf Stable Juices at PepsiCo Inc. from 2005 to 2008. Ms. Flanagan also held various marketing leadership positions at General Mills, Inc. and PepsiCo Inc. from 1996 to 2005.

Ms. Flanagan has a B.S. in Systems & Control Engineering from Case Western Reserve University and an MBA from Stanford Graduate School of Business. She also completed the Corporate Governance Executive Education Program at the Kellogg School of Management.

About Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 44,000 customer locations in the U.S. and Canada through 29 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x3027 or at mdraper@core-mark.com.